Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated as of April 11, 2014 (the “Effective Date”), is by and between Stratex Oil & Gas Holdings, Inc. (the “Company”) and Jeffrey Robinson (the “Executive”).

RECITALS

WHEREAS, the Company is a Colorado corporation having its principal office at 30 Echo Lake Road Watertown, CT 06795; and

WHEREAS, the Executive is an individual having a principal residence in the State of Oklahoma; and

WHEREAS, the Company desires to employ the Executive and the Executive desires to gain employment with the Company, all upon the terms and provisions, and subject to the conditions, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.              POSITION AND DUTIES.

(a)           Reporting.  During the term of this Agreement (the “Employment Term”), the Company shall employ the Executive, and the Executive shall serve, as the Director of Field Operations of the Company. The Executive shall report directly to the CEO and COO of the Company.

(b)           Responsibilities.  The Executive shall have responsibility to oversee all aspects of the Company’s field operations as are customarily performed and enjoyed by persons employed in comparable positions, subject, however, in all instances to the direction and control of the CEO and the COO.

(c)           Devotion of Executive’s Time.  The Executive shall devote substantially all of his business time, labor, skill and energy to conducting the business and affairs of the Company and to performing his duties and responsibilities to the Company unless otherwise agreed to by the Company’s CEO & COO. The Executive shall perform the Executive's duties and responsibilities to the Company diligently, competently, faithfully and to the best of his ability.

(d)           Representations.  The Executive represents and warrants to the Company that the Executive has the right to negotiate and enter into this Agreement, and the Executive's execution, delivery and performance of this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal or other existing business relationship or any judgment or order, in each case, to which the Executive is a party or otherwise subject.

2.              EMPLOYMENT TERM.

(a)           Initial Term.  The initial term of employment shall be for a period of Three years (the “Employment Term”), commencing with the date hereof, unless sooner terminated as provided in this Agreement. Thereafter, this Agreement shall be renewed annually for a term of one year unless the Company or the Executive gives notice to the other of termination at least three (3) months prior to the expiration of the initial term, or any successive term, as the case may be. Each of the Executive and the Company at his or its sole discretion and without any reason, may elect not to renew this Agreement at the end of the initial term or any successive term.

(b)           Early Termination. Notwithstanding the provisions of Section 2(a) above, the Company shall have the right to terminate the Executive's employment for Cause (as defined in Section 2(c) below); provided, however, that the Executive shall not be deemed to have been terminated for Cause unless and until the Board of Directors at a meeting duly called and held for that purpose shall have determined that the Executive committed an act falling within the definition of Cause and specifying the basis for such determination. If the Executive's employment shall be terminated by the Company for Cause, then the Company shall pay to the Executive any unpaid salary, bonuses and benefits through the effective date of termination.

(c)            Cause. For purposes of this Agreement the term, “Cause” shall mean the Executive's: (a) engagement in gross misconduct materially injurious to the Company: (b) knowing and willful neglect or refusal to attend to the material duties assigned to him by either the CEO, COO or the Board of Directors of the Company, which is not cured within 30 days after written notice; (c) conviction of an act of fraud or embezzlement; or (e) conviction of a felony.

(d)           Notice of Termination. Any purported termination of the Executive's employment by the Company hereunder shall be communicated by a Notice of Termination to the Executive in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provisions so indicated.

(e)           Date of Termination.  For purposes of this Agreement, the date of termination shall be: (a) if this Agreement is terminated by the Company for Incapacity (as defined in Section 4(a) below), the date on which a Notice of Termination is given, (b) if the Executive's employment is terminated by the Company for any other reason (other than death), the date on which a Notice of Termination is given or (c) if the Executive terminates his employment for any reason, the date on, which he gives the Company notice of such termination.

3.             COMPENSATION.

(a)           Salary.  The Company shall pay to the Executive for the services to be rendered by the Executive hereunder, a salary for the initial term under this Agreement at the rate of $150,000.00 per annum. The salary shall be payable in accordance with the Company's regular policies, subject to applicable withholding and other taxes.

(b)           Health Insurance: Executive shall be reimbursed for health insurance coverage up to $800.00 per month. Company agrees to this provision only if Executive ceases to be covered under spouse’s health plan.

(c)           Auto Allowance: Executive shall be provided a 2013 Chevrolet Tahoe. The Executive agrees to promptly return this vehicle if Executive ceases to become employed by Company.

(d)           Bonus.  The Executive shall receive a cash bonus with respect to each fiscal year of the Company during which he is employed hereunder, commencing with the year ending December 31, 2014, in an amount to be to be determined at the discretion of the Board of Directors of the Company.

(e)           Grant of Stock and Options.  Upon the execution of this Agreement, Executive shall be granted five year common stock options, exercisable to purchase up to 1,000,000 shares of common stock, at an exercise price equal to $0.39 per share.  The terms of said stock option shall be set forth in the attached stock option agreement and shall include provisions for vesting over a two year period and cashless exercise.

(f)            Expenses.  The Company agrees promptly to reimburse the Executive for all reasonable and necessary business expenses upon the presentation by the Executive of appropriate evidence thereof.

4.           DEATH; INCAPACITY.

(a)           Incapacity.  If, during the Employment Term hereunder, because of illness or other incapacity, the Executive shall fail for a period of three (3) consecutive months (“Incapacity”), to render the services contemplated hereunder, then the Company, at its option, may terminate the employment hereunder by notice to the Executive, effective on the giving of such notice; provided however, that the Company shall (i) pay to the Executive any unpaid salary through the effective date of termination specified in such notice; (ii) pay to the Executive his accrued but unpaid incentive compensation, if any, for any bonus period ending on or before the date of termination of the Executive's employment with the Company; (iii) continue to pay the Executive for a period of twenty-four (24) months following the effective date of termination, an amount equal to the excess, if any, of (A) the salary he was receiving at the time of his Incapacity, over (B) any benefit the Executive is entitled to receive during such period under any disability insurance policies provided to the Executive by the Company or maintained by the Executive, such amount to be paid in the manner and at such time as the salary otherwise would have been payable to the Executive; and (iv) pay to the Executive (within 45 days after the end of the fiscal quarter in which such termination occurs) a pro-rata portion (based upon the period ending on the date of termination of the Executive's employment hereunder) of the incentive compensation, if any, for the bonus period in which such termination occurs. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's Incapacity and other reimbursable expenses due under Section 3(f) through the date of Executive's Incapacity, and payment of compensation for unused vacation days that have accumulated during the calendar years in which such termination occurs).

(b)           Death.  In the event of the death of the Executive during the Employment Term, the Employment Term hereunder shall terminate on the date of death of the Executive; provided, however, that the Company shall (i) pay to the estate of the deceased Executive any unpaid Salary through the Executive's date of death; (ii) pay to the estate of the deceased Executive his accrued but unpaid incentive compensation if any, for any bonus period ending on or before the Executive's date of death; (iii) pay to the estate of the deceased Executive (based upon the period ending on the date of death) a pro rata portion of any incentive compensation, if any for the bonus period in which termination occurs; and (iv) continue to pay the Executive for a period of twenty-four (24) months following the Executive's date of death, an amount equal to the excess, if any, of (A) the salary he was receiving at the time of his death, over (B) any benefit the Executive is entitled to receive during such period under any life insurance policies provided to the Executive by the Company, such amount to be paid in the manner and at such time as the salary otherwise would have been payable to the Executive. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death and other reimbursable expenses due under Section 3(f) through the date of Executive's death, and (y) payment of compensation for unused vacation days that have accumulated during the calendar year in which such termination occurs).

5.             SEVERANCE COMPENSATION UPON TERMINATION OF EMPLOYMENT.

 (a)          Major Event. If the Executive's employment with the Company shall be terminated (x) by the Company other than as a result of a Major Event (as defined in Section 5(d) below), or (y) by the Executive other than for Good Reason in connection with a Major Event, then the Company shall:

(i)          pay to Executive as severance pay, payable at the time of termination, an amount equal to the sum of (z) any unpaid salary and bonuses including stock grants or options through the effective date of termination.

(ii)         Notwithstanding the foregoing, the payments made to the Executive pursuant to this Section 5(a) shall be reduced to the extent necessary to prevent such payments from constituting an “excess parachute payment” within the meaning of Section 2800 of the Code, and in the event that such payments are reduced, the Executive shall be permitted to direct the manner in which the payments shall be reduced.

(b)           Good Reason other than Major Event.  If the Executive's employment shall be terminated (x) by the Company other than pursuant to Section 2(b), Section 4 or Section 5(a), or (y) by the Executive for Good Reason including but not limited to a Major Event, then the Company shall:

(i)          Pay to the Executive as severance pay, payable at the time of termination, an amount equal, to any unpaid salary through the date of termination, plus an amount equal to one year of Executive's base salary as shall be in effect at the time of termination.

(c)            Good Reason. For purposes of this Agreement the term “Good Reason,” shall mean any of the following:

(i)          a Major Event;

(ii)         the assignment to the Executive by the Company of duties in connection with, or a substantial alteration in the nature or status of, Executive's responsibility on the later of the date of this Agreement or on the last date on which such responsibilities are increased;

(iii)        a reduction by the Company in the Executive's base salary as in effect on the later of the date of this Agreement or the last date on which such base salary is increased: or

(iv)       any breach by the Company of any material provision of this Agreement; provided, however, that the Executive shall give written notice to the Company which shall indicate those specified provisions in this Agreement relied upon and which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination; or

(d)           Major Event.  For purposes of this Agreement, a “Major Event” shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving Company or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving Company immediately after the merger; (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (iii) proceedings or actions for the liquidation or dissolution of the Company are initiated by the Company; or (iv) any “Person” (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Executive or persons who beneficially own more than 25% of the capital stock of the Company on a fully diluted and as converted basis outstanding as of the date hereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act")), directly or indirectly, of 30% or more of the Company's outstanding capital stock on a fully diluted and as converted basis at such time; provided, however, that a Major Event shall not be deemed to have occurred solely by reason of the consummation of a reverse merger or firmly underwritten Public offering by the Company of common stock registered under the Securities Act of 1933, as amended.

(e)           The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor, except to the extent provided in Section 5(a) above, shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits, after the date of termination, or otherwise.

(f)            The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan of the Company, or other contract, plan or arrangement, or pursuant to applicable law.

6.             EMPLOYEE BENEFITS.

(a)            Eligibility.  During the period of the Executive's employment with the Company hereunder, the Executive shall be entitled to receive such other perquisites and fringe benefits generally if and when made available by the Company to its senior executives and key management employees as a group in accordance with the plans and policies of the Company from time to time in effect, including, without limitation, medical insurance, disability and life insurance, participation in retirement, savings, subject to, and on a basis consistent with, the terms, conditions, and overall administration of such plans and policies, on terms no less favorable, in each instance, than those made available to other senior executives and key management employees of the Company.

(b)           Vacation Time.  The Executive shall be entitled to paid vacation time and holidays per annum as is consistent with his position with the Company and the performance of his duties hereunder; provided that the Executive shall not be able to take vacation time at any time that would materially interfere with the business or operations of the Company. The Executive shall be entitled to four (4) weeks of paid vacation for each twelve (12) months of employment.

7.             INSURANCE.  The Company shall have the right to apply for and take out, in the Company’s own name or otherwise, at the Company’s expense, life, health, accident, or other insurance covering the Executive, in any amount the Company deems necessary to protect the Company’s interest hereunder, and the Executive shall have no right, title or interest in or to any such insurance or the proceeds thereof. The Executive shall assist the Company in obtaining such insurance by submitting to usual and customary medical and other examinations and by signing such applications, statements and other instruments as may be reasonably required by any insurance company in connection with obtaining such insurance coverage.

8.            DEDUCTIONS AND WITHHOLDINGS.  All amounts payable or which become payable to the Executive under any provision of this Agreement shall be subject to such deductions and withholdings as is required by applicable law.

9.            INDEMNIFICATION.  The Company shall indemnify the Executive in his capacity as an officer of the Company to the fullest extent permitted by applicable law against all debts, judgments, costs, charges or expenses whatsoever incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer of the Company, or because of actions taken by the Executive which were believed by the Executive to be in the best interests of the Company, and the Executive shall be entitled to be covered by any directors' and officers' liability insurance policies which the Company may maintain for the benefit of its directors and officers, subject to the limitations of any such policies. The Company shall have the right to assume, with legal counsel of its choice, the defense of the Executive in any such action, suit or proceeding for which the Company is providing indemnification to the Executive. Should the Executive determine to employ separate legal counsel in any such action, suit or proceeding, any costs and expenses of such separate legal counsel shall be the sole responsibility of the Executive. If the Company does not assume the defense of any such action, suit or other proceeding, the Company shall, upon request of the Executive, promptly advance or pay any amount for costs or expenses (including, without limitation, the reasonable legal fees and expenses of counsel retained by the Executive) incurred by the Executive in connection with any such action, suit or proceeding. The Company shall not indemnify the Executive against any actions that would be deemed illegal or contrary to the general indemnification provisions of the Delaware General Corporation Law.

10.           RESTRICTIONS RESPECTING CONFIDENTIAL INFORMATION, COMPETING BUSINESSES, ETC.

(a)           Acknowledgments of Executive.  The Executive acknowledges and agrees that by virtue of the Executive's position and involvement with the business and affairs of the Company, the Executive will develop substantial expertise and knowledge with respect to all aspects of the business, affairs and operations of the Company and will have access to all significant aspects of the business and operations of the Company and to Confidential and Proprietary Information (as such term is hereinafter defined). The Executive acknowledges and agrees that the Company will be damaged if the Executive were to breach any of the provisions of this Section 10 or if the Executive were to disclose or make unauthorized use of any Confidential and Proprietary Information. Accordingly, the Executive expressly acknowledges and agrees that the Executive is voluntarily entering into this Agreement and that the terms, provisions and conditions of this Section 10 are fair and reasonable and necessary to adequately protect the Company.

(b)           Definition of Confidential Information.  For purposes of this Agreement, the term “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any of its subsidiaries or affiliates, or any of its trade secrets, including, without limitation, research and development plans or projects; data and reports; computer materials such as programs, instructions and printouts; formulas; product testing information; business improvements, processes, marketing and selling strategies; strategic business plans (whether pursued or not); budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of executives; the identities of clients and potential clients; and (ii) any other information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Company or any of its subsidiaries or affiliates a material competitive advantage over any entity not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive; or (ii) was disclosed to the Executive by a person or entity who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

(c)           Disclosure of Confidential Information.  The Executive hereby covenants and agrees that, while the Executive is employed by the Company and for a period of one (1) year thereafter, unless otherwise authorized by the Company in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Company; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Company; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the Employment Term, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Company (regardless of the medium in which maintained or stored), without retaining any copies, notes or excerpts thereof, or at the request of the Company, shall destroy such documents, records and items (any such destruction to be certified by the Executive to the Company in writing). Following the Employment Term, the Executive shall return to the Company any property or assets of the Company in the Executive's possession.

(d)           Non-Compete.  The Executive covenants and agrees that, while the Executive is employed by the Company and a period of one (1) year thereafter, the Executive shall not, directly or indirectly, manage, operate or control, or participate in the ownership, management, operation or control of, or otherwise become interested in (whether as an owner, stockholder, member, partner, lender, consultant, executive, officer, director, agent, supplier, distributor or otherwise) any business which is competitive with the business of the Company or any of its subsidiaries or affiliates, or, directly or indirectly, induce or influence any person that has a business relationship with the Company or any of its subsidiaries or affiliates to discontinue or reduce the extent of such relationship. For purposes of this Agreement, the Executive shall be deemed to be directly or indirectly interested in a business if he is engaged or interested in that business as a stockholder, director, officer, executive, agent, member, partner, individual proprietor, consultant, advisor or otherwise, but not if the Executive's interest is limited solely to the ownership of not more than five percent (5%) of the securities of any class of equity securities of a corporation or other person whose shares are listed or admitted to trade on a national securities exchange or are quoted on an electronic quotation medium.

(e)           No Solicitation.  While the Executive is employed by the Company and for one (1) year after the Executive ceases to be an employed by the Company, the Executive shall not, directly or indirectly, solicit to employ, or employ for himself or others, any employee of the Company, or any subsidiary or affiliate of the Company, who was not known to the Executive prior to the date of this Agreement.

(f)           No Limitation.  The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Company with any broader, further or other remedy or protection than those provided herein.

(g)           Specific Performance.  Because the breach of any of the provisions of this Section 10 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies available to it at law, in equity or otherwise, to a decree of specific performance of the restrictive covenants contained in this Section 10 and to a temporary and permanent injunction enjoining such breach (without being required to post a bond or furnish other security to show any damages).

(h)           Challenge of Agreement by Executive.  In the event the Executive challenges this Agreement and an injunction is issued staying the implementation of any of the restrictions imposed by Section 10 hereof, the time remaining on the restrictions shall be tolled until the challenge is resolved by final adjudication, settlement or otherwise, except that the time remaining on the restrictions shall not be tolled during any period in which the Executive is unemployed.

(i)           Interpretation of Restrictions.  Executive acknowledges that the type and periods of restriction imposed by this Section 10 are fair and reasonable and are reasonably required for the protection of the legitimate interests of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and are given as an integral part of the transactions contemplated hereby.  If any of the covenants in this Section 10, or any part hereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein, which shall be given full effect, without regard to the invalid portions.  In the event that any covenant contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

11.           NOTICES.  All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the “Business Day” (defined as a day on which the New York Stock Exchange is open) of such delivery (as evidenced by the receipt of the personal delivery service); (ii) if mailed certified or registered mail return receipt requested, four (4) Business Days after being mailed; (iii) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing); or (iv) if delivered by facsimile or e-mail transmission, on the Business Day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party's telecopier machine or e-mail log). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second (2nd) Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to the Executive:

Jeff Robinson
3416 Prairie Grass Road
Oklahoma, OK 73120
Fax:  405-286-8071
E-mail: jrobinson@stratxoil.com

If to the Company:

Stratex Oil & Gas, Inc.
30 Echo Lake Road
Watertown, CT 06795
Attention: Board of Directors
Email: sfunk@stratexoil.com

With a copy to:

Mitchell Lampert, Esq.
Robinson & Cole LLP
1055 Washington Blvd.
Stamford, CT 06901

or to such other address as a party may have furnished to the other parties in writing in accordance herewith. Any notice, consent, direction, approval, instruction, request or other communication given in accordance with this Section 11 shall be effective after it is received by the intended recipient.

12.           GENERAL PROVISIONS.

(a)           Benefit of Agreement and Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and permitted assigns; provided, however, that the Executive may not assign any of his rights or duties hereunder except upon the prior written consent of the Company. This Agreement shall be binding on any successor to the Company whether by merger, consolidation, acquisition of all or substantially all of the Company's stock, assets or business or otherwise, as fully as if such successor were a signatory hereto, and the Company shall cause such successor to, and such successor shall, expressly assume the Company's obligations hereunder. The term “Company” as used in this Agreement shall include all such successors. Except as expressly permitted by Section 12(a), nothing herein is intended to or shall be construed to confer upon or give any person, other than the parties hereto, any rights, privileges or remedies under or by reason of this Agreement.

(b)           Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD OR REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED WITHOUT REGARD TO ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO CONTEST THE VENUE OF SAID COURTS OR TO CLAIM THAT SAID COURTS CONSTITUTE AN INCONVENIENT FORUM. EACH OF THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)           Severability.  Each term and provision of this Agreement is severable; the invalidity, illegality or unenforceability or modification of any term or provision of this Agreement shall not affect the validity, legality and enforceability of the other terms and provisions of this Agreement, which shall remain in full force and effect. Since it is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought, should any particular provision of this Agreement be deemed invalid, illegal or unenforceable, the same shall be deemed reformed and amended to delete that portion that is adjudicated to be invalid, illegal or unenforceable and the deletion shall apply only with respect to the operation of such provision and to the extent of such provision and, to the extent that a provision of this Agreement would be deemed unenforceable by virtue of its scope, but may be made enforceable by limitation thereon, each party agrees that this Agreement shall be reformed and amended so that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d)           Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties, and supersedes any and all other prior and/or contemporaneous understandings and agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, all of which are merged herein. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

(e)           Amendments; Waiver.  This Agreement may be modified, amended or waived only by an instrument in writing signed by the Company and the Executive. No waiver of any provision hereof shall be valid unless made in writing and signed by the party making the waiver. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

(f)           Attorneys' Fees.  Should any party hereto institute any action or proceeding at law or in equity, or in connection with any arbitration, to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys' fees and expenses for services rendered to the prevailing party in such action or proceeding.

(g)           Headings; Counterparts.  The headings contained in this Agreement are inserted for reference purposes only and shall not in any way affect the meaning, construction or interpretation of this Agreement. This Agreement may be executed in two (2) counterparts, each of which, when executed, shall be deemed to be an original, but both of which, when taken together, shall constitute one and the same document.

(h)           Further Assurances.  The Executive shall execute and/or cause to be delivered to the Company such instruments and other documents, and shall take such other actions, as the Company may reasonably request at any time for the purpose of carrying out or evidencing any of the provisions of this Agreement.

(i)           Right to Legal Representation.  The Executive represents and warrants that the Executive has read this Agreement and the Executive understands the connection with the negotiation and execution of this Agreement and that the Executive has either retained and has been represented by such legal counsel or has knowingly and voluntarily waived his right to such legal counsel and desires to enter into this Agreement without the benefit of independent legal representation.

(j)           Affirmations of the Executive.  By the Executive’s signature below, the Executive represents to and agrees with the Company that the Executive hereby accepts this Agreement subject to all of the terms and provisions hereof. The Executive has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all of the provisions of this Agreement.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement as of the date first above written.

STRATEX OIL & GAS HOLDINGS, INC.
By:  /s/ Stephen P. Funk
Name: Stephen P. Funk
Title:   Chief Executive Officer

EXECUTIVE
By:  /s/ Jeffrey Robinson
Name: Jeffrey  Robinson